4Q18 Earnings Release	February 12, 2019

FOR IMMEDIATE RELEASE
February 12, 2019
For more information contact:
John Goodey (419) 247-2800
Welltower Reports Fourth Quarter 2018 Results
Toledo, Ohio, February 12, 2019…..Welltower Inc. (NYSE:WELL) today announced results for the quarter ended December 31, 2018. For the quarter, we generated net income attributable to common stockholders of $0.27 per share and normalized FFO attributable to common stockholders of $1.01 per share. For the year, we generated net income attributable to common stockholders of $2.02 per share and normalized FFO attributable to common stockholders of $4.03 per share. The company also announced that previously disclosed 2019 net income attributable to common stockholders guidance has been increased to a range of $2.70 to $2.85 per share, while reaffirming our previously announced 2019 normalized FFO attributable to common stockholders of $4.10 to $4.25 per share.
Quarterly Highlights

•	Reaffirming 2019 FFO attributable to common stockholders guidance of $4.10 to $4.25 per share, driven by total portfolio same store NOI growth of 1.25% to 2.25%

•	Generated $552 million of gross proceeds from common stock issuances at an average price of $68.41 per share

•	Completed $394 million of property sales and loan payoffs at a blended yield of 2.7%

•	Closed $559 million of acquisitions at a blended yield of 5.6%, including $485 million of outpatient medical buildings at 5.5% yield

•	Seniors housing operating SSNOI grew 0.6% driven by a 40 bps increase in occupancy, the largest occupancy increase in over two years

•	Appointed two national health care executives to the Board of Directors, Karen DeSalvo, MD and Johnese Spisso, MPA, raising the representation of women and minorities among independent directors

Annual Highlights

•	Total portfolio average SSNOI grew 1.6%, driven by four quarters of positive year over year growth in all segments

•	Completed more than $4 billion of gross investments, including $3.4 billion in acquisitions at a 7.3% yield and $290 million in development funding with a 7.6% yield

•	Delivered $322 million of development projects with an 8.4% expected yield

•	Successfully closed $1.9 billion of senior unsecured notes offerings across 3 tranches with an average maturity of 13.8 years and a blended yield to maturity of 4.3%

•	Generated $795 million of gross proceeds from common stock issuances at an average price of $67.51

•	Named to the Dow Jones Sustainability World Index for the first time and the Dow Jones Sustainability North America Index for the third consecutive year

"Welltower delivered strong operating results in both the fourth quarter of 2018 and for the full year driven by consistent performance across all operating segments," commented Tom DeRosa, Welltower's Chief Executive Officer. "2018 represented a significant turning point towards growth for Welltower as we completed more than $4 billion of accretive investments, demonstrating the success of our differentiated strategy and ability to compete on capabilities to deploy capital at attractive returns and drive future cash flow growth. Furthermore, our commitment to sustainability, diversity and governance enhances our world-class platform that continues to deliver long-term value to shareholders."

Capital Activity On December 31, 2018, we had $215 million of cash and cash equivalents and $1.9 billion of available borrowing capacity under the primary unsecured credit facility. During the fourth quarter, we generated approximately $552 million under our dividend reinvestment program and equity shelf program at an average price of $68.41 per share. Subsequent to quarter-end, we generated an additional $195 million of equity capital under our dividend reinvestment program and equity shelf program at an average price of $73.97.
Dividend The Board of Directors declared a cash dividend for the quarter ended December 31, 2018 of $0.87 per share. On February 28, 2019, we will pay our 191st consecutive quarterly cash dividend to stockholders of record on February 22, 2019. The Board of Directors also approved a 2019 quarterly cash dividend rate of $0.87 per share ($3.48 per share annually) commencing with the February 2019 dividend payment. The Board of Directors also declared a quarterly cash dividend on the Series I Cumulative Convertible Perpetual Preferred Stock of $0.8125 per share, payable on April 15, 2019 to stockholders of record on March 31, 2019. The declaration and payment of future quarterly dividends remains subject to review and approval by the Board of Directors.

4Q18 Earnings Release	February 12, 2019

Quarterly Investment and Disposition Activity We completed $722 million of pro rata gross investments for the quarter including $559 million in acquisitions, $92 million in development funding and $70 million in land acquisitions. Acquisitions were comprised of four separate transactions at a blended yield of 5.6%. The development fundings are expected to yield 7.5% upon stabilization. Also during the quarter, we completed dispositions of $394 million consisting of the sale of $239 million of non-yielding properties acquired in the QCP acquisition, other property sales of $110 million at a blended yield on proceeds of 6.7% and loan payoffs of $46 million at an average yield of 7.1%.
Notable Investments with Existing Operating Partners
Hammes As previously announced, we acquired a 100% interest in a 23 property, Class-A medical office portfolio for $391 million which represents a year one cap rate of 5.6%. The portfolio has an average age of 10 years and totals 979,421 rentable square feet across 12 major metropolitan markets. The properties are 94% occupied with 96% of the portfolio affiliated with health systems.
Medical Pavilion at Howard County General Hospital As previously announced, we acquired a 100% interest in an outpatient medical building located on the campus of Johns Hopkins Howard Country General Hospital in Columbia, Maryland for $79 million, which represents a year one cap rate of 4.9%. The 160,190 square foot property is 100% leased and sits adjacent to a 56,000 square foot Welltower-owned property on the same campus. With this acquisition, Johns Hopkins is the principal tenant in four of our properties totaling 371,000 square feet, inclusive of the Knoll North Campus a 30 acre complex we acquired in 2015.

StoryPoint We expanded our relationship with StoryPoint through the formation of a new RIDEA joint venture. The initial transaction to seed the 90/10 RIDEA JV was the acquisition of a 199-unit private-pay combination IL/AL/MC community located in the Columbus, OH MSA. The total investment amount based upon 100% ownership interest was $82 million and has a projected stabilized yield of 6.0%. Since closing our initial acquisition in 2010, we have completed $227 million of follow-on pro rata investments with StoryPoint.
US Oncology We acquired an outpatient medical building in San Antonio, TX for $15 million, which represents a projected year one cap rate of 5.7%. The property is 38,237 rentable square feet and was built in 2017. The building is 100% leased by Texas Oncology, a member of US Oncology. US Oncology leases over 175,000 square feet in our properties.
Notable Development Starts
Atrium Health MOBs We closed on the construction loans related to two state-of-the-art "Class A+" medical office buildings under development in Charlotte, North Carolina to be delivered in mid 2020. Both buildings are 100% master-leased to Atrium Health (Moody's: Aa3) for 15 years. This project is part of a 5.5-acre multi-phase health care anchored mixed-use development located next to Atrium Health's flagship Carolinas Medical Center campus. Once completed, these assets will house integrated specialty clinical practices for Atrium Health including the Sanger Heart and Vascular Institute. As part of this transaction, we will form a joint venture with the highly reputable Southeast developer, Pappas Properties and will acquire a 75% ownership in the properties upon completion.
Notable Dispositions
QCP Non-Yielding and Non-Core During the fourth quarter, we completed the disposition of 40 non-yielding held-for-sale properties and 1 non-core held-for-sale property acquired in conjunction with the QCP transaction. We realized sales proceeds of $264 million in conjunction with the disposals and recognized a gain on sale of $37 million.
Brandywine As a part of the Brandywine RIDEA conversion, we completed the disposition of two assisted living communities. The gross purchase price based upon 100% ownership interest was $33.5 million.
Kindred We completed the disposition of one long-term/post-acute facility for $9 million. We realized a gain on sale of $2 million and the sale represents an unlevered IRR of 8.8%.
Genesis In connection with its operational re-balancing, Genesis sold all of its assets and operations in the state of Texas and used part of the proceeds to pay down $14 million of outstanding loan obligations to us. Additionally, as part of that transaction, we sold our Richardson, Texas property for $16 million.

Heritage Enterprises We completed the disposition of a combination AL / post-acute property for $16 million which represents a 9.9% cap rate on in-place rent.

Adventist We completed the disposition of two Outpatient Medical properties for $11 million which represents an 8.3% cap rate on in-place rent. We realized a gain on the sale of $4 million.

Outlook for 2019 Net income attributable to common stockholders guidance has been increased to a range of $2.70 to $2.85 per diluted share from the previous range of $1.88 to $2.03 per diluted share, primarily due to changes in projected net gains/losses/impairments and depreciation and amortization. We are affirming our previously announced 2019 normalized FFO attributable to common stockholders guidance to $4.10 to $4.25 per diluted share. In preparing our guidance, we have updated or confirmed the following assumptions:

4Q18 Earnings Release	February 12, 2019

•	Same Store NOI: We continue to expect average blended SSNOI growth of approximately 1.25%-2.25% in 2019.

◦	Seniors Housing Operating approximately 0.5%-2.0%

◦	Seniors Housing Triple-net approximately 3.0%-3.5%

◦	Outpatient Medical approximately 1.75%-2.25%

◦	Health System 1.375%

◦	Long-term/Post-acute Care approximately 2.0%-2.5%

•	General and administrative expenses: We anticipate annual general and administrative expenses of approximately $130 million to $135 million, including $26 million of stock-based compensation.

•	Acquisitions: 2019 earnings guidance includes any acquisitions closed or announced year to date.

•	Development: We anticipate funding development of approximately $385 million in 2019 relating to projects underway on December 31, 2018.

•	Dispositions: We anticipate disposition proceeds of approximately $1.4 billion at a blended yield of 6.2% in 2019.
Our guidance does not include any additional investments, dispositions or capital transactions beyond those we have announced, nor any other expenses, impairments, unanticipated additions to the loan loss reserve or other additional normalizing items. Please see the exhibits for a reconciliation of the outlook for net income available to common stockholders to normalized FFO attributable to common stockholders. We will provide additional detail regarding our 2019 outlook and assumptions on the fourth quarter 2018 conference call.
Conference Call Information We have scheduled a conference call on Tuesday, February 12, 2019 at 10:00 a.m. Eastern Time to discuss our fourth quarter 2018 results, industry trends, portfolio performance and outlook for 2019. Telephone access will be available by dialing 888-346-2469 or 706-758-4923 (international). For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the call through February 26, 2019. To access the rebroadcast, dial 855-859-2056 or 404-537-3406 (international). The conference ID number is 4369176. To participate in the webcast, log on to www.welltower.com 15 minutes before the call to download the necessary software.  Replays will be available for 90 days.
Supplemental Reporting Measures We believe that net income and net income attributable to common stockholders (NICS), as defined by U.S. generally accepted accounting principles (U.S. GAAP), are the most appropriate earnings measurements. However, we consider funds from operations (FFO), net operating income (NOI) and same store NOI (SSNOI) to be useful supplemental measures of our operating performance. These supplemental measures are disclosed on our pro rata ownership basis. Pro rata amounts are derived by reducing consolidated amounts for minority partners’ noncontrolling ownership interests and adding our minority ownership share of unconsolidated amounts. We do not control unconsolidated investments. While we consider pro rata disclosures useful, they may not accurately depict the legal and economic implications of our joint venture arrangements and should be used with caution.
Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts (NAREIT) created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO attributable to common stockholders, as defined by NAREIT, means net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and impairments of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and noncontrolling interests. Normalized FFO attributable to common stockholders represents FFO attributable to common stockholders adjusted for certain items detailed in Exhibit 2. We believe that normalized FFO attributable to common stockholders is a useful supplemental measure of operating performance because investors and equity analysts may use this measure to compare the operating performance of the company between periods or as compared to other REITs or other companies on a consistent basis without having to account for differences caused by unanticipated and/or incalculable items.
We define NOI as total revenues, including tenant reimbursements, less property operating expenses. Property operating expenses represent costs associated with managing, maintaining and servicing tenants for our seniors housing operating and outpatient medical properties. These expenses include, but are not limited to, property-related payroll and benefits, property management fees paid to operators, marketing, housekeeping, food service, maintenance, utilities, property taxes and insurance. General and administrative expenses represent costs unrelated to property operations or transaction costs. These expenses include, but are not limited to, payroll and benefits, professional services, office expenses and depreciation of corporate fixed assets. SSNOI is used to evaluate the operating performance of our properties using a consistent population which controls for changes in the composition of our portfolio. As used herein, same store is generally defined as those revenue-generating properties in the portfolio for the relevant year-over-year reporting periods. Land parcels, loans, and sub-leases as well as any properties acquired, developed/redeveloped (including major refurbishments where 20% or more of units are simultaneously taken out of commission for 30 days or more), sold or classified as held for sale during that period are excluded from the same store amounts. Properties undergoing operator transitions and/or segment transitions (except triple-net to seniors housing operating with the same operator) are also excluded from the same store amounts. Normalizers include adjustments that in management’s opinion are appropriate in considering SSNOI, a supplemental, non-GAAP performance measure. None of these adjustments, which may increase or decrease SSNOI, are reflected in the company’s financial statements prepared in accordance with U.S. GAAP. Significant normalizers

4Q18 Earnings Release	February 12, 2019

(defined as any that individually exceeds 0.50% of SSNOI growth per property type) are separately disclosed and explained. We believe NOI and SSNOI provide investors relevant and useful information because they measure the operating performance of our properties at the property level on an unleveraged basis. We use NOI and SSNOI to make decisions about resource allocations and to assess the property level performance of our properties. No reconciliation of the forecasted range for SSNOI on a combined or segment basis is included in this release because we are unable to quantify certain amounts that would be required to be included in the comparable GAAP financial measure without unreasonable efforts, and we believe such reconciliation would imply a degree of precision that could be confusing or misleading to investors.

Our supplemental reporting measures and similarly entitled financial measures are widely used by investors, equity and debt analysts and ratings agencies in the valuation, comparison, rating and investment recommendations of companies. Our management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions. Additionally, they are utilized by the Board of Directors to evaluate management. The supplemental reporting measures do not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies. Please see the exhibits for reconciliations of supplemental reporting measures and the supplemental information package for the quarter ended December 31, 2018, which is available on the company’s website (www.welltower.com), for information and reconciliations of additional supplemental reporting measures.
About Welltower Welltower Inc. (NYSE:WELL), an S&P 500 company headquartered in Toledo, Ohio, is driving the transformation of health care infrastructure. The company invests with leading seniors housing operators, post-acute providers and health systems to fund the real estate infrastructure needed to scale innovative care delivery models and improve people’s wellness and overall health care experience. Welltower™, a real estate investment trust (“REIT”), owns interests in properties concentrated in major, high-growth markets in the United States, Canada and the United Kingdom, consisting of seniors housing and post-acute communities and outpatient medical properties. More information is available at www.welltower.com. We routinely post important information on our website at www.welltower.com in the “Investors” section, including corporate and investor presentations and financial information. We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included on our website under the heading “Investors”. Accordingly, investors should monitor such portion of the company’s website in addition to following our press releases, public conference calls and filings with the Securities and Exchange Commission. The information on our website is not incorporated by reference in this press release, and our web address is included as an inactive textual reference only.
Forward-Looking Statements and Risk Factors This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. When we use words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “pro forma,” “estimate” or similar expressions that do not relate solely to historical matters, we are making forward-looking statements. In particular, these forward-looking statements include, but are not limited to, those relating to our opportunities to acquire, develop or sell properties; our ability to close anticipated acquisitions, investments or dispositions on currently anticipated terms, or within currently anticipated timeframes; the expected performance of our operators/tenants and properties; our expected occupancy rates; our ability to declare and to make distributions to shareholders; our investment and financing opportunities and plans; our continued qualification as a REIT; our ability to access capital markets or other sources of funds; and our ability to meet our earnings guidance. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause our actual results to differ materially from our expectations discussed in the forward-looking statements. This may be a result of various factors, including, but not limited to: the status of the economy; the status of capital markets, including availability and cost of capital; issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost-effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the health care and seniors housing industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; our ability to transition or sell properties with profitable results; the failure to make new investments or acquisitions as and when anticipated; natural disasters and other acts of God affecting our properties; our ability to re-lease space at similar rates as vacancies occur; our ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future investments or acquisitions; environmental laws affecting our properties; changes in rules or practices governing our financial reporting; the movement of U.S. and foreign currency exchange rates; our ability to maintain our qualification as a REIT; key management personnel recruitment and retention; and other risks described in our reports filed from time to time with the Securities and Exchange Commission. Finally, we undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, or to update the reasons why actual results could differ from those projected in any forward-looking statements.

4Q18 Earnings Release	February 12, 2019

Welltower Inc.
Financial Exhibits

Consolidated Balance Sheets (unaudited)
(in thousands)
	December 31,
	2018	2017
Assets
Real estate investments:
Land and land improvements	$3,205,091	$2,734,467
Buildings and improvements	28,019,502	25,373,117
Acquired lease intangibles	1,581,159	1,502,471
Real property held for sale, net of accumulated depreciation	590,271	734,147
Construction in progress	194,365	237,746
Gross real property owned	33,590,388	30,581,948
Less accumulated depreciation and intangible amortization	(5,499,958)	(4,838,370)
Net real property owned	28,090,430	25,743,578
Real estate loans receivable	398,711	495,871
Less allowance for losses on loans receivable	(68,372)	(68,372)
Net real estate loans receivable	330,339	427,499
Net real estate investments	28,420,769	26,171,077
Other assets:
Investments in unconsolidated entities	482,914	445,585
Goodwill	68,321	68,321
Cash and cash equivalents	215,376	243,777
Restricted cash	100,753	65,526
Straight-line rent receivable	367,093	389,168
Receivables and other assets	686,846	560,991
Total other assets	1,921,303	1,773,368
Total assets	$30,342,072	$27,944,445

Liabilities and equity
Liabilities:
Borrowings under primary unsecured credit facility	$1,147,000	$719,000
Senior unsecured notes	9,603,299	8,331,722
Secured debt	2,476,177	2,608,976
Capital lease obligations	70,668	72,238
Accrued expenses and other liabilities	1,034,283	911,863
Total liabilities	14,331,427	12,643,799
Redeemable noncontrolling interests	424,046	375,194
Equity:
Preferred stock	718,498	718,503
Common stock	384,465	372,449
Capital in excess of par value	18,424,368	17,662,681
Treasury stock	(68,499)	(64,559)
Cumulative net income	6,121,534	5,316,580
Cumulative dividends	(10,818,557)	(9,471,712)
Accumulated other comprehensive income	(129,769)	(111,465)
Other equity	294	670
Total Welltower Inc. stockholders’ equity	14,632,334	14,423,147
Noncontrolling interests	954,265	502,305
Total equity	15,586,599	14,925,452
Total liabilities and equity	$30,342,072	$27,944,445

4Q18 Earnings Release	February 12, 2019

Consolidated Statements of Income (unaudited)
(in thousands, except per share data)
		Three Months Ended		Twelve Months Ended
		December 31,		December 31,
		2018	2017	2018	2017
	Revenues:
	Resident fees and service	$860,402	$729,666	$3,234,852	$2,779,423
	Rental income	360,565	360,249	1,380,422	1,445,871
	Interest income	13,082	11,975	55,814	73,811
	Other income	7,194	2,367	29,411	17,536
	Total revenues	1,241,243	1,104,257	4,700,499	4,316,641
	Expenses:
	Property operating expenses	650,644	547,904	2,433,017	2,083,925
	Depreciation and amortization	242,834	238,458	950,459	921,720
	Interest expense	144,369	127,217	526,592	484,622
	General and administrative expenses	31,101	28,365	126,383	122,008
	Loss (gain) on derivatives and financial instruments, net	1,626	—	(4,016)	2,284
	Loss (gain) on extinguishment of debt, net	53	371	16,097	37,241
	Provision for loan losses	—	62,966	—	62,966
	Impairment of assets	76,022	99,821	115,579	124,483
	Other expenses	10,502	60,167	112,898	177,776
	Total expenses	1,157,151	1,165,269	4,277,009	4,017,025
	Income (loss) from continuing operations before income taxes
	and other items	84,092	(61,012)	423,490	299,616
	Income tax (expense) benefit	(1,504)	(25,663)	(8,674)	(20,128)
	Income (loss) from unconsolidated entities	195	(59,449)	(641)	(83,125)
	Gain (loss) on real estate dispositions, net	41,913	56,381	415,575	344,250
	Income (loss) from continuing operations	124,696	(89,743)	829,750	540,613

	Net income (loss)	124,696	(89,743)	829,750	540,613
Less:	Preferred dividends	11,676	11,676	46,704	49,410
	Preferred stock redemption charge	—	—	—	9,769
	Net income (loss) attributable to noncontrolling interests	11,257	10,104	24,796	17,839
	Net income (loss) attributable to common stockholders	$101,763	$(111,523)	$758,250	$463,595
	Average number of common shares outstanding:
	Basic	378,240	370,485	373,620	367,237
	Diluted	380,002	370,485	375,250	369,001
	Net income (loss) attributable to common stockholders per share:
	Basic	$0.27	$(0.30)	$2.03	$1.26
	Diluted	$0.27	$(0.30)	$2.02	$1.26
	Common dividends per share	$0.87	$0.87	$3.48	$3.48

4Q18 Earnings Release	February 12, 2019

Outlook reconciliations: Year Ending December 31, 2019				Exhibit 1
(in millions, except per share data)
	Prior Outlook		Current Outlook
	Low	High	Low	High
FFO Reconciliation:
Net income attributable to common stockholders	$723	$781	$1,045	$1,103
Impairments and losses (gains) on real estate dispositions, net(1,2)	(174)	(174)	(448)	(448)
Depreciation and amortization(1)	1,025	1,025	990	990
NAREIT and Normalized FFO attributable to common stockholders	$1,574	$1,632	$1,587	$1,645

Per share data attributable to common stockholders:
Net income	$1.88	$2.03	$2.70	$2.85
NAREIT & Normalized FFO	$4.10	$4.25	$4.10	$4.25

Other items:(1)
Net straight-line rent and above/below market rent amortization	$(73)	$(73)	$(73)	$(73)
Non-cash interest expenses	21	21	21	21
Recurring cap-ex, tenant improvements, and lease commissions	(124)	(124)	(124)	(124)
Stock-based compensation	26	26	26	26

Note : (1) Amounts presented net of noncontrolling interests' share and Welltower's share of unconsolidated entities.
(2) Includes estimated gains on projected dispositions.

Normalizing Items					Exhibit 2
(in thousands, except per share data)	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2018		2017	2018	2017
Loss (gain) on derivatives and financial instruments, net	$1,626	(1)	$—	$(4,016)	$2,284
Loss (gain) on extinguishment of debt, net	53	(2)	371	16,097	37,241
Provision for loan losses	—		62,966	—	62,966
Preferred stock redemption charge	—		—	—	9,769
Nonrecurring interest expense	—		2,634	—	2,634
Incremental stock-based compensation expense	—		—	3,552	—
Nonrecurring income tax benefits	—		17,354	—	9,438
Other expenses	10,502	(3)	60,167	112,898	177,776
Additional other income	(4,027)	(4)	—	(14,832)	—
Normalizing items attributable to noncontrolling interests and unconsolidated entities, net	(338)	(5)	57,566	4,595	86,589
Net normalizing items	$7,816		$201,058	$118,294	$388,697

Average diluted common shares outstanding	380,002		372,145	375,250	369,001
Net normalizing items per diluted share	$0.02		$0.54	$0.32	$1.05

Note : (1) Primarily related to mark-to-market of Genesis HealthCare stock holdings.
(2) Primarily related to secured debt extinguishments.
(3) Primarily related to non-capitalizable transaction costs.
(4) Primarily related to the reversal of a contingent liability related to a prior year acquisition.
(5) Primarily related to non-capitalizable transaction costs in joint ventures.

4Q18 Earnings Release	February 12, 2019

FFO Reconciliations				Exhibit 3
(in thousands, except per share data)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net income (loss) attributable to common stockholders	$101,763	$(111,523)	$758,250	$463,595
Depreciation and amortization	242,834	238,458	950,459	921,720
Impairments and losses (gains) on real estate dispositions, net	34,109	43,440	(299,996)	(219,767)
Noncontrolling interests(1)	(17,650)	(8,131)	(69,193)	(60,018)
Unconsolidated entities(2)	13,910	16,980	52,663	60,046
NAREIT FFO attributable to common stockholders	374,966	179,224	1,392,183	1,165,576
Normalizing items, net(3)	7,816	201,058	118,294	388,697
Normalized FFO attributable to common stockholders	$382,782	$380,282	$1,510,477	$1,554,273

Average diluted common shares outstanding:
For net income (loss) purposes	380,002	370,485	375,250	369,001
For FFO purposes	380,002	372,145	375,250	369,001

Per share data attributable to common stockholders:
Net income (loss)	$0.27	$(0.30)	$2.02	$1.26
NAREIT FFO	$0.99	$0.48	$3.71	$3.16
Normalized FFO	$1.01	$1.02	$4.03	$4.21

Normalized FFO Payout Ratio:
Dividends per common share	$0.87	$0.87	$3.48	$3.48
Normalized FFO attributable to common stockholders per share	$1.01	$1.02	$4.03	$4.21
Normalized FFO payout ratio	86%	85%	86%	83%

Other items:(4)
Net straight-line rent and above/below market rent amortization	$(23,914)	$(18,692)	$(72,854)	$(72,838)
Non-cash interest expenses	3,886	3,219	13,423	13,042
Recurring cap-ex, tenant improvements, and lease commissions	(31,664)	(22,400)	(88,408)	(68,120)
Stock-based compensation(5)	4,846	2,643	23,186	17,721

Note : (1) Represents noncontrolling interests' share of net FFO adjustments.
(2) Represents Welltower's share of net FFO adjustments from unconsolidated entities.
(3) See Exhibit 2.
(4) Amounts presented net of noncontrolling interests' share and Welltower's share of unconsolidated entities.
(5) Excludes certain severance related stock-based compensation recorded in other expense and normalized incremental stock-based compensation expense (see Exhibit 2).

4Q18 Earnings Release	February 12, 2019

SSNOI Reconciliations							Exhibit 4
(in thousands)	Three Months Ended
	March 31,		June 30,		September 30,		December 31,
	2018	2017	2018	2017	2018	2017	2018	2017
Net income (loss)	$453,555	$337,610	$167,273	$203,441	$84,226	$89,299	$124,696	$(89,743)
Loss (gain) on real estate dispositions, net	(338,184)	(244,092)	(10,755)	(42,155)	(24,723)	(1,622)	(41,913)	(56,381)
Loss (income) from unconsolidated entities	2,429	23,106	(1,249)	3,978	(344)	(3,408)	(195)	59,449
Income tax expense (benefit)	1,588	2,245	3,841	(8,448)	1,741	669	1,504	25,663
Other expenses	3,712	11,675	10,058	6,339	88,626	99,595	10,502	60,167
Impairment of assets	28,185	11,031	4,632	13,631	6,740	—	76,022	99,821
Provision for loan losses	—	—	—	—	—	—	—	62,966
Loss (gain) on extinguishment of debt, net	11,707	31,356	299	5,515	4,038	—	53	371
Loss (gain) on derivatives and financial instruments, net	(7,173)	1,224	(7,460)	736	8,991	324	1,626	—
General and administrative expenses	33,705	31,101	32,831	32,632	28,746	29,913	31,101	28,365
Depreciation and amortization	228,201	228,276	236,275	224,847	243,149	230,138	242,834	238,458
Interest expense	122,775	118,597	121,416	116,231	138,032	122,578	144,369	127,217
Consolidated NOI	540,500	552,129	557,161	556,747	579,222	567,486	590,599	556,353
NOI attributable to unconsolidated investments	21,620	21,279	21,725	21,873	22,247	22,431	21,933	21,539
NOI attributable to noncontrolling interests	(31,283)	(27,542)	(30,962)	(29,359)	(37,212)	(30,538)	(40,341)	(29,760)
Pro rata NOI	530,837	545,866	547,924	549,261	564,257	559,379	572,191	548,132
Non-cash NOI attributable to same store properties	(11,220)	(9,985)	(7,131)	(8,059)	(8,578)	(10,761)	(12,019)	(9,384)
NOI attributable to non-same store properties	(55,795)	(84,139)	(98,281)	(107,931)	(109,610)	(119,574)	(121,255)	(114,345)
Currency and ownership(1)	(823)	4,002	1,105	5,945	3,255	1,839	4,270	1,184
Other adjustments(2)	425	(536)	(724)	(2,516)	(593)	10,892	(158)	10,293
Same store NOI (SSNOI)	$463,424	$455,208	$442,893	$436,700	$448,731	$441,775	$443,029	$435,880

Seniors housing operating	$213,588	$212,306	$207,601	$207,304	$224,652	$224,079	$223,670	$222,312
Seniors housing triple-net	120,582	117,064	103,783	100,615	90,663	87,026	91,684	87,939
Outpatient medical	79,659	77,421	81,232	79,638	82,623	80,928	83,007	81,572
Long-term/post-acute care	49,595	48,417	50,277	49,143	50,793	49,742	44,668	44,057
Total SSNOI	$463,424	$455,208	$442,893	$436,700	$448,731	$441,775	$443,029	$435,880

								Average
Seniors housing operating	0.6%	0.6%	0.1%	0.1%	0.3%	0.3%	0.6%	0.4%
Seniors housing triple-net	3.0%	3.0%	3.1%	3.1%	4.2%	4.2%	4.3%	3.7%
Outpatient medical	2.9%	2.9%	2.0%	2.0%	2.1%	2.1%	1.8%	2.2%
Long-term/post-acute care	2.4%	2.4%	2.3%	2.3%	2.1%	2.1%	1.4%	2.1%
Total SSNOI growth	1.8%	1.8%	1.4%	1.4%	1.6%	1.6%	1.6%	1.6%

Note : (1) Includes adjustments to reflect consistent property ownership percentages and foreign currency exchange rates for properties in the U.K. and Canada.
(2) Includes other adjustments as described in the respective Supplements.